Visa Inc. Financial Discussion Byron Pollitt Chief Financial Officer October 26, 2010 Exhibit 99.2

Information Classification as Needed
2
Agenda
Incorporating CyberSource Results
Reporting of Non-Visa Transaction Pass-Through Revenue and Expense
Adjusting for Visa Extras Revenue and Expense
Revaluing the Visa Europe Put Option

Information Classification as Needed
Revenue
– Pre-acquisition, CyberSource revenue included interchange passed through to issuers
– Post-acquisition, will report net of interchange, primarily as data processing revenue
– Will introduce “billable transactions” as an operating metric
Intangible and Technology Assets
– Transaction created $727 million in amortizable assets, of which $605 million were intangibles
– For first 5 years, annual amortization rate is $76 million
– Please note that $68 million of annual amortization related to the 2007 reorganization fully amortized in Q4 FY 2010
Year-Over-Year Comparables
– FY 2010 included 2 months of results representing $41 million in net revenue
– EPS dilution in FY 2011 expected to be slightly dilutive, about 4¢, compared to 2¢ in Q4 and 3¢ in total for FY 2010
Incorporating CyberSource Results

Information Classification as Needed
Historically, Visa has processed a modest number of non-Visa transactions whereby fees, primarily interchange, pass through Visa in the settlement process with minimal margin applied
– Revenue booked to Data Processing
– Expense booked to Network
Given a substantial increase in pass-through volume expected in FY 2011, management revisited its income statement presentation of these transactions
While the “gross” accounting treatment applied in FY 2010 is acceptable under GAAP, management believes a “net” presentation, which only reports Visa’s earned margin as revenue, is more conservative and better reflects the underlying economics
Adopting the “net” presentation means that $140 million of pass-through revenue and expense booked in FY 2010 will not repeat in FY 2011
The earnings impact is neutral
Beginning next quarter, we will footnote the corresponding pass-through revenue and expense for FY 2010
Reporting of Non-Visa Transaction
Pass-Through Revenue and Expense

Information Classification as Needed
Visa Extras is a turnkey, full feature cardholder rewards program developed to support our issuers
When a reward is redeemed, the service provider invoices Visa for the cost, and Visa passes through the expense to the client, no margin is applied
– Revenue booked to Other
– Expense booked to Marketing
Two call outs for FY 2011
– Visa now moving to direct bill, where service provider bills issuer directly, not through Visa
– Large issuer converted away from platform in June 2010
This means $89 million in revenue and expense booked in FY 2010 will not repeat in
FY 2011
Since this revenue has no margin, earnings impact is neutral
Beginning next quarter, we will footnote the corresponding Extras revenue and expense for
FY 2010
Adjusting for Visa Extras Revenue and Expense

Information Classification as Needed
As part of the 2007 reorganization, Visa Europe received a Put option which gives it the perpetual right to sell its business to Visa Inc.
Visa Inc. recorded a liability of $346 million related to the Put option to reflect that under certain circumstances, the Put could require Visa Inc. to purchase Visa Europe for an amount above fair value
Under GAAP, Visa is required to revalue the Put option each quarter, with changes in value recorded as a non-operating gain or loss in the income statement.  Through Q3, no such adjustments in value have been required
In Q4, management’s evaluation indicated that the Put option decreased in value by
$79 million, primarily due to the decline in Visa’s forward PE ratio, which, under the terms of the option, is applied to Visa Europe’s earnings to calculate the purchase price
This change in the Put option value
– Is recorded as a non-cash income statement event
– Is not subject to tax
– Does not reflect any change in Visa Europe’s intent to exercise
Revaluing the Visa Europe Put Option